Exhibit 10.63

PURCHASE AGREEMENT

between

ProtoStar I Ltd.

and

Intelsat Subsidiary Holding Company, Ltd.

October 30, 2009

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

1.1	CERTAIN DEFINITIONS	1

ARTICLE II SALE AND PURCHASE OF ASSETS		5

2.1	SALE AND PURCHASE OF ASSETS; TRANSFER OF RISK; ASSUMPTION OF OBLIGATIONS	5
2.2	PURCHASE PRICE & PAYMENT	7
2.3	DEPOSIT	7
2.4	CURE AMOUNTS	7
2.5	BULK SALES LAWS	8

ARTICLE III CLOSING		8

3.1	CLOSING	8
3.2	DELIVERIES BY SELLER	8
3.3	DELIVERIES BY BUYER	8
3.4	TERMINATION	9
3.5	EFFECT OF TERMINATION	9

ARTICLE IV ACTIONS PRIOR TO THE CLOSING DATE		10

4.1	INVESTIGATION BY BUYER	10
4.2	INVESTIGATION BY SELLER	10
4.3	CONDUCT OF BUSINESS	11
4.4	ADDITIONAL OBLIGATIONS	11
4.5	CONFIDENTIALITY AND PUBLICITY	11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		12

5.1	CORPORATE EXISTENCE AND QUALIFICATION	12
5.2	AUTHORITY, APPROVAL AND ENFORCEABILITY	12
5.3	TITLE TO PURCHASED ASSETS; PURCHASED CONTRACTS; SATELLITE HEALTH REPORTS	13
5.4	LEGAL COMPLIANCE	13
5.5	DEFAULTS UNDER CERTAIN AGREEMENTS	13
5.6	NO DEFAULT OR CONSENTS	13
5.7	NO PROCEEDINGS	14
5.8	NO SOVEREIGN IMMUNITY	14
5.9	FINANCIAL ADVISORS	14
5.10	CERTAIN TAX MATTERS	14
5.11	NO OTHER REPRESENTATIONS OR WARRANTIES	15

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		15

6.1	CORPORATE EXISTENCE AND QUALIFICATION	15
6.2	AUTHORITY, APPROVAL AND ENFORCEABILITY	15
6.3	NO DEFAULT OR CONSENTS	16
6.4	NO PROCEEDINGS	16
6.5	NO SOVEREIGN IMMUNITY	16
6.6	FINANCIAL ADVISORS	16
6.7	FINANCIAL CAPABILITY	17
6.8	CONDITION OF BUSINESS	17

ARTICLE VII CONDITIONS TO SELLER’S AND BUYER’S OBLIGATIONS		17

7.1	CONDITIONS TO OBLIGATIONS OF SELLER	17
7.2	CONDITIONS TO OBLIGATIONS OF BUYER	18

ARTICLE VIII BANKRUPTCY COURT MATTERS		19

8.1	BANKRUPTCY COURT FILINGS	19

ARTICLE IX TAXES		19

9.1	TRANSFER TAXES	19
9.2	PURCHASE PRICE ALLOCATION	19

ARTICLE X MISCELLANEOUS		19

10.1	NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	19
10.2	INJUNCTIVE RELIEF	20
10.3	FURTHER ASSURANCES; GUARANTEE	20
10.4	EXPENSES	20
10.5	NOTICES	20
10.6	GOVERNING LAW	21
10.7	SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS	21
10.8	ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS	22
10.9	BINDING EFFECT AND ASSIGNMENT; SEVERABILITY; NON-RECOURSE; BANKRUPTCY COURT APPROVAL	22
10.10	MULTIPLE COUNTERPARTS	23
10.11	REFERENCES AND CONSTRUCTION	23

LIST OF EXHIBITS

Exhibit 1	Form of Seller’s Officer’s Certificate

Exhibit 2	Form of Buyer’s Officer’s Certificate

Exhibit 3	Form of Sale Order

LIST OF SCHEDULES

Schedule 2.1(b)(ix)	Additional Excluded Assets

Schedule 4.3	Conduct of Business

Schedule 5.6	No Defaults or Consents

Schedule 5.9	Financial Advisors

Schedule 9.2	Purchase Price Allocation

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of October, 2009 by and between ProtoStar I Ltd., an exempted company organized under the laws of Bermuda (“Seller”), and Intelsat Subsidiary Holding Company, Ltd., a limited liability company organized under the laws of Bermuda (“Buyer”) (each of Buyer and Seller individually a “Party” and collectively, the “Parties”).

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to acquire from Seller, substantially all of the assets of Seller (the “Sale”), including Seller’s rights in, title to and interest in the ProtoStar I Satellite (the “Satellite”), any associated equipment and software for the telemetry, tracking, command and monitoring (“TTC&M”) of the Satellite, the Agreement for In-Orbit Operations and Telemetry, Tracking, Command and Monitoring Services dated as of August 29, 2007 (the “TTC&M Agreement”) between Seller and Singapore Telecommunications Ltd. (“SingTel”) and the Agreement for Back-Up In-Orbit Operations between Optus Networks Pty Limited and Seller, dated as of May 13, 2008 (the “Optus Back-Up Agreement” and together with the TTC&M Agreement, the “Purchased Contracts”) on the terms and conditions set forth herein;

WHEREAS, Seller is a debtor-in-possession under title 11, of the United States Code, 11 U.S.C. §§ 101—1532 (as amended, the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on July 29, 2009, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 09-12659 (MFW)) (the “Bankruptcy Case”);

WHEREAS, on August 3, 2009, ProtoStar Ltd. filed a Motion For (I) Order (A) Establishing Bidding Procedures Relating To Sale Of All Or Substantially All Assets Of ProtoStar I Ltd., (B) Authorizing And Scheduling Date And Time For Auction, (C) Scheduling Date And Time For Hearing On Sale Order, (D) Approving Cure Amount Procedures, And (E) Setting Objection Deadlines And (II) Order Approving Sale Of All Or Substantially All Assets of ProtoStar I Ltd. (the “Sale Motion”); and

WHEREAS, on August 24, 2009, the Bankruptcy Court entered an Order (A) Establishing Bidding Procedures Relating To Sale Of All Or Substantially All Assets Of ProtoStar I Ltd., (B) Authorizing And Scheduling Date And Time For Auction, (C) Scheduling Date And Time For Hearing On Sale Order, (D) Approving Cure Amount Procedures, And (E) Setting Objection Deadlines (the “Bidding Procedures Order”);

NOW, THEREFORE, in consideration of the mutual covenants, representations, and undertakings in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings in this Section 1.1:

“Agreement” shall have the meaning ascribed to it in the recitals.

“Ancillary Agreements” means the Assignment and Assumption Agreement and the Bill of Sale.

“Asset Acquisition Statement” shall have the meaning ascribed to it in Section 9.2.

“Assignment and Assumption Agreement” shall have the meaning ascribed to it in Section 2.1(d).

“Bankruptcy Case” shall have the meaning ascribed to it in the recitals.

“Bankruptcy Code” shall have the meaning ascribed to it in the recitals.

“Bankruptcy Court” shall have the meaning ascribed to it in the recitals.

“Bermuda Proceeding” means the proceeding in the Supreme Court of Bermuda (Commercial Court) Companies (Winding Up), Case No: 22 or 2009, captioned In the Matter of ProtoStar I Ltd., Company No: EC 30933, and In the Matter of the Companies Act 1981.

“Bidding Procedures Order” shall have the meaning ascribed to it in the recitals.

“Bill of Sale” shall have the meaning ascribed to it in Section 2.1(d).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” shall have the meaning ascribed to it in the recitals.

“Buyer Cure Cost Amount” shall have the meaning ascribed to it in Section 2.4.

“Buyer Documents” shall have the meaning ascribed to it in Section 6.2.

“Buyer’s Officer’s Certificate” shall have the meaning ascribed to it in Section 3.3(c).

“Closing Date” shall have the meaning ascribed to it in Section 3.1.

“Closing” shall have the meaning ascribed to it in Section 3.1.

“Cure Costs” means the amount, as determined by the Bankruptcy Court and set forth in the Sale Order, required to (a) cure all defaults under the Purchased Contracts to be assumed by Seller and assigned to Buyer (or one of its designated subsidiaries) under this Agreement pursuant to section 365 of the Bankruptcy Code and (b) compensate the non-debtor parties to such contracts for any actual pecuniary loss to such parties resulting from such defaults.

“DDTC” means the United Sates Department of State Directorate of Defense Trade Controls.

“Deposit” shall have the meaning ascribed to it in Section 2.3.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.1(b).

“Excluded Documents” shall have the meaning ascribed to it in Section 2.1(b)(vi).

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), and shall include the Bankruptcy Court.

“In-Orbit Insurance Policy” means the twelve month in-orbit risk management insurance policy procured by Seller on or about July 7, 2009.

“ITAR” means the International Traffic in Arms Regulation (22 C.F.R. §§ 120-130).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, interest (as used in the Bankruptcy Code), security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, or transfer restriction under any shareholder or similar agreement.

“Non Disclosure Agreement” shall have the meaning ascribed to it in Section 3.5.

“Notice” shall have the meaning ascribed to it in Section 10.5.

“Optus Back-Up Agreement” shall have the meaning ascribed to it in the recitals.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Seller’s business through the date hereof, taking into account, where applicable, the Bankruptcy Case and the reasonably anticipated effects thereof.

“Outside Date” shall have the meaning ascribed to it in Section 3.4(b).

“Parties” shall have the meaning ascribed to it in the recitals.

“Party” shall have the meaning ascribed to it in the recitals.

“Permits” means any approvals, permits, orders, authorizations, consents, franchises, registrations, licenses, permits, variances or certificates of a Governmental Body.

“Permitted Exceptions” means (a) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (c) Liens securing debt as disclosed in any financial statements that have been made available to Buyer; (d) Liens created by Buyer or this Agreement and (e) such other imperfections in title, charges, restrictions and encumbrances which do not materially impair the value of the property subject to the foregoing or the use of such property in the conduct of Seller’s business.

“Permitted Liens” means (a) Liens created by Buyer, and (b) such other imperfections in title, charges, restrictions and encumbrances which do not materially impair (i) the value of any Purchased Asset subject to the foregoing or (ii) the use of such Purchased Asset, excluding, in the case of the preceding clause (b)(i) and (ii), any Lien that secures a Claim (as defined in section 101(5) of the Bankruptcy Code) against Seller.

“Provisional Liquidator” means John C. McKenna of Finance and Risk Services Ltd. appointed as provisional liquidator for the Bermuda Entities by order of the Supreme Court of Bermuda or any successor thereto.

“Purchase Price” shall have the meaning ascribed to it in Section 2.2.

“Purchased Assets” shall have the meaning ascribed to it in Section 2.1(a).

“Purchased Contracts” shall have the meaning ascribed to it in the recitals.

“Sale” shall have the meaning ascribed to it in the recitals.

“Sale Motion” shall have the meaning ascribed to it in the recitals.

“Sale Order” means an order or orders of the Bankruptcy Court, substantially in the form attached as Exhibit 3, and all of the terms and conditions hereof, and approving and authorizing Seller to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (a) the Purchased Assets sold to Buyer pursuant to this Agreement shall be transferred to Buyer free and clear of all Liens (other than Liens created by Buyer) and claims, such Liens and claims to attach to the proceeds from the sale of the Purchased Assets to the same validity, force and effect, and in the same order of priority, which such Liens now have against the Purchased Assets or their proceeds, subject to any rights, claims and defenses Seller or its estate, as applicable, may possess with respect thereto; (b) Buyer has acted in “good faith” within the meaning of section 363(m) of the Bankruptcy Code; (c) this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions; and (d) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or any breach hereof.

“Satellite” shall have the meaning ascribed to it in the recitals.

“Seller” shall have the meaning ascribed to it in the recitals.

“Seller Documents” shall have the meaning ascribed to it in Section 5.2.

“Seller’s Officer’s Certificate” shall have the meaning ascribed to it in Section 3.2(c).

“SingTel” shall have the meaning ascribed to it in the recitals.

“State of Health Report” shall mean any Satellite health report produced by ProtoStar Satellite Systems, Inc. on a semi-annual basis describing the condition and operation of the Satellite and any anomalies that may have occurred during the applicable six month period.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including, income, gross receipts, profits, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, and shall include any liability for such amounts of any third party arising by reason of being a transferee, successor or otherwise.

“Transfer Taxes” shall have the meaning ascribed to it in Section 9.1.

“TTC&M” shall have the meaning ascribed to it in the recitals.

“TTC&M Agreement” shall have the meaning ascribed to it in the recitals.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1	Sale and Purchase of Assets; Transfer of Risk; Assumption of Obligations

(a) Sale and Purchase of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, receive and accept from Seller, substantially all of Seller’s assets, including all of Seller’s right, title and interest in, to and under the assets set forth below, but excluding the Excluded Assets (collectively, the “Purchased Assets”):

(i) the Satellite, including all of the transponders on the Satellite, and all related systems, subsystems and components thereof;

(ii) all equipment, facilities, data and software owned or used by Seller which are necessary for Buyer and/or SingTel to provide TTC&M for the Satellite substantially in the same manner as immediately prior to the Closing, including all deliverables provided to Seller prior to the date hereof under the Amended and Restated Contract, executed as of September 8, 2006, as amended, between Seller and Space Systems/Loral, Inc. for the Protostar-1 Satellite Program and the agreement, dated June 25, 2007, between Integral Systems, Inc. and Seller for the ground systems, and including all associated software licenses and intellectual property, in each case, to the extent assignable, and the following data and documents with respect to the Satellite: description manuals, operations procedures (nominal and contingency), telemetry and command databases and associated definition documentation, ground TTC&M interface definition, software requirements for ground control system, satellite dynamic simulator and other software tools;

(iii) the TTC&M Agreement; and

(iv) the Optus Back-Up Agreement.

(b) Excluded Assets. Nothing contained in this Agreement shall be deemed to sell, convey, transfer, or assign the Excluded Assets to Buyer, and Seller shall retain all right, title and interest in, to and under the Excluded Assets. “Excluded Assets” shall mean:

(i) all cash, cash equivalents, bank deposits or similar cash items of Seller;

(ii) all of Seller’s deposits, retainers or prepaid charges and expenses paid in connection with, or relating to, any Excluded Assets or the Bankruptcy Case;

(iii) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for taxes, together with any interest due thereon or penalty rebate arising therefrom, relating to, or arising out of, Seller’s ownership of the Purchased Assets or operation of Seller’s business prior to the Closing;

(iv) any rights, claims or causes of action of Seller against third parties relating to the assets, properties, business or operations of Seller arising out of events occurring on or prior to the Closing, excluding warranty claims and rights against the manufacturers of any of the Purchased Assets and warranty claims against suppliers which relate to claims brought against Buyer after the Closing;

(v) any rights, claims or causes of action of Seller relating to, or arising out of, this Agreement, sections 544 through 553 of the Bankruptcy Code, or applicable state law; provided, however, that no such claims, rights or causes of action shall be asserted, brought or otherwise prosecuted by Seller or any person on Seller’s behalf against Buyer or any of the Purchased Assets;

(vi)(1) any documents primarily related to any Excluded Assets; (2) personnel files, including medical records, pertaining to any employee; (3) other books and records that Seller is required by law to retain or that Seller determines are necessary or advisable to retain including, without limitation, tax returns, financial statements, and corporate or other entity filings; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records that relate to any of the Purchased Assets; (4) minute books, stock ledgers and stock certificates, corporate charter and bylaws, capital stock, membership interests or other similar equity interests of Seller; and (5) documents relating to proposals to acquire the Purchased Assets by persons other than Buyer (collectively, the “Excluded Documents”);

(vii) any Permits which are not assignable, notwithstanding the provisions of section 365 of the Bankruptcy Code;

(viii) any contracts other than the Purchased Contracts; and

(ix) those assets listed on Schedule 2.1(b)(ix).

(c) Transfer of Risk; Assumption of Obligations. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume from Seller, effective as of the Closing, the risk of loss of and all other economic rights, burdens, benefits, obligations and liabilities related to the Purchased Assets from and after the Closing, and, except as set forth in Section 10.3(a) and Section 9.1, Seller shall be released from all of its obligations and liabilities with respect to the Purchased Assets from and after the Closing. Seller shall retain legal title to the Purchased Assets until the Closing.

(d) Instruments of Transfer. The sale, conveyance, transfer, assignment and delivery by Seller of the Purchased Assets to Buyer, and Buyer’s purchase, receipt and acceptance thereof, and assumption of all liabilities and obligations relating thereto, in accordance with this Section 2.1, shall be effected on the Closing Date by Buyer’s and Seller’s execution and delivery of an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in a form reasonably acceptable to both Parties and by Seller’s execution and delivery to Buyer of a bill of sale (the “Bill of Sale”) in a form reasonably acceptable to Buyer. Buyer shall designate one or more affiliates to acquire title to all or any portion of the Purchased Assets directly from Seller at Closing, provided that Buyer shall designate its U.S. affiliates, Intelsat LLC, to acquire title to the Satellite and Intelsat Corporation, to acquire the ground assets, in each case directly from Seller.

2.2	Purchase Price & Payment

(a) As payment in full for Seller’s title to the Purchased Assets being acquired by Buyer hereunder, on the Closing Date, Buyer shall pay an amount equal to two hundred and ten million U.S. Dollars (US$210,000,000) (hereinafter, the “Purchase Price”), less the Deposit and subject to adjustment as provided in Section 2.2(b), by wire transfer of immediately available funds into an account designated by Seller.

(b) In the event that the Closing Date is on or after December 24, 2009, Buyer shall pay to Seller, in addition to the Purchase Price, an amount equal to any insurance premiums actually paid by Seller for the In-Orbit Insurance Policy relating to coverage for any period after December 24, 2009, provided, however, that Buyer shall not be obligated to pay the prorated portion of such insurance premium relating to coverage between December 24, 2009 and the Closing Date.

2.3	Deposit

In accordance with the Bid Procedures Order, Buyer has deposited with Seller an amount equal to ten percent (10%) of the Purchase Price by wire transfer of immediately available funds (the “Deposit”). The Deposit shall be released and delivered to either Buyer or Seller, as applicable, in accordance with the following:

(a) if the Closing shall occur, at the Closing, the Deposit shall be applied towards the Purchase Price payable by Buyer to Seller under Section 2.2 and shall be delivered to Seller, and all accrued investment income thereon shall be delivered to Buyer; or

(b) if this Agreement is terminated otherwise than by Seller pursuant to Section 3.4(c), the Deposit, together with all accrued investment income thereon, shall in each case be returned promptly (but in any event within two (2) Business Days after such termination), without reduction, setoff or recoupment, to Buyer, so long as Buyer is not in breach of this Agreement; or

(c) if this Agreement is terminated by Seller pursuant to Section 3.4(c), the Deposit, together with all accrued investment income thereon, shall be delivered promptly (but in any event within two (2) Business Days after such termination), without reduction, set-off or recoupment, to Seller.

2.4	Cure Amounts

In connection with the assignment and assumption of the Purchased Contracts and pursuant to section 365 of the Bankruptcy Code, Buyer shall pay at or before the Closing up to $4,500,000 in the aggregate (the “Buyer Cure Cost Amount”) of all Cure Costs, and Seller shall have no liability therefor, except to the extent the Cure Costs exceed the Buyer Cure Cost Amount, in which case, Seller shall pay such portion of the Cure Costs at or prior to the Closing.

2.5	Bulk Sales Laws

Buyer hereby waives compliance by Seller with the requirements and provisions of any uniform commercial code “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Buyer.

ARTICLE III

CLOSING

3.1	Closing

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 (or the waiver thereof by the Party entitled to waive that condition), the closing of the Sale (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, or such other location as the Parties shall mutually agree, at 10:00 a.m. (New York City time) on the date that is two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.” Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of Seller to be acquired by Buyer hereunder shall be considered to have passed to Buyer as of 12:01 a.m. (New York City time) on the Closing Date.

3.2	Deliveries by Seller

At or prior to the Closing, Seller shall deliver to Buyer:

(a) the Assignment and Assumption Agreement, duly executed by Seller;

(b) the Bill of Sale, duly executed by Seller;

(c) an officer’s certificate, substantially in the form attached hereto as Exhibit 1, dated the Closing Date and certifying that the conditions in Sections 7.2 (a) & (b) have been satisfied (such certificate, the “Seller’s Officer’s Certificate”); and

(d) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to convey the Purchased Assets to Buyer.

3.3	Deliveries by Buyer

At or prior to the Closing, Buyer shall deliver to Seller:

(a) the Purchase Price, less the Deposit, by wire transfer of immediately available funds, as provided in Section 2.2;

(b) the Assignment and Assumption Agreement, duly executed by Buyer;

(c) an officer’s certificate substantially in the form attached hereto as Exhibit 2, dated the Closing Date and certifying that the conditions in Sections 7.1 (a) & (b) have been satisfied (such certificate, the “Buyer’s Officer’s Certificate”);

(d) such other documents, instruments and certificates as Seller may reasonably request.

3.4	Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer or Seller, if any of the conditions in Section 7.2 (if Buyer is the terminating Party) or Section 7.1 (if Seller is the terminating Party) have not been satisfied, or if satisfaction of any such conditions is or becomes impossible, as of January 31, 2010 (the “Outside Date”), in each case other than through the failure of the terminating Party to comply with such Party’s obligations under this Agreement by such date;

(c) by Buyer or Seller, if there shall be a breach by the non-terminating Party of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.2 (if Buyer is the terminating Party) or Section 7.1 (if Seller is the terminating Party), and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written Notice by the terminating Party to the non-terminating Party of such breach and (ii) the Outside Date; or

(d) by Buyer or Seller, if there shall be in effect a final nonappealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence).

Upon any termination under subsection (b), (c), or (d), above, the Party seeking such termination shall deliver Notice thereof to the other Party as promptly as practicable.

3.5	Effect of Termination

(a) Effectiveness; Consequences of Termination. No termination of this Agreement pursuant to Section 3.4 shall be effective until Notice thereof is given to the non-terminating Party specifying the provision hereof pursuant to which such termination is made. In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Seller (or any of their affiliates or representatives); provided, however, that the obligations of the Parties set forth in Sections 2.3 and 4.5 and Article X shall survive any such termination and shall be enforceable hereunder. Nothing in this Section 3.5 shall relieve any Party (or any of their affiliates or representatives) of any liability for a willful or intentional breach of, or fraud in connection with, this Agreement prior to or at the time of such termination; provided that in no event shall the liability of Seller or any of its affiliates or representatives hereunder for any and all such breaches exceed an amount equal to 10% of the Purchase Price. The losses recoverable by the non-breaching Party may include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby.

(b) Return of Materials. Upon the termination of this Agreement pursuant to Section 3.4, Buyer shall promptly cause to be returned to Seller (or a U.S. representative or affiliate of Seller, in the case of ITAR-controlled information) (i) all documents and written materials obtained in connection with this Agreement, the transactions contemplated hereby, or the Non Disclosure Agreement dated as of September 22, 2008 entered into between the Parties (the “Non Disclosure Agreement”) and (ii) all documents and written materials obtained from Seller in connection with Buyer’s due diligence and investigation of the Purchased Assets and Seller, including any copies made by or supplied to Buyer or any of Buyer’s agents or representatives of any such documents or information.

ARTICLE IV

ACTIONS PRIOR TO THE CLOSING DATE

4.1	Investigation by Buyer

(a) Prior to the Closing, subject to U.S. export control licensing requirements as required under the ITAR, Seller shall furnish or make available to Buyer such information concerning the Purchased Assets as shall be reasonably requested, including information as shall be necessary to enable Buyer to verify the accuracy of the representations and warranties contained in this Agreement and to verify that the covenants of Seller contained in this Agreement have been complied with and the conditions set forth in Section 7.2 have been satisfied. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose (a) due diligence questions, lists or investigations conducted by others, names, bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated hereby or otherwise information and analyses relating to such communications or (b) information (i) subject to attorney-client privilege, (ii) contained in or relating to the Amended and Restated Satellite Capacity Agreement, dated November 16, 2007, by and between Agrani Satellite Services Limited and Seller, or (iii) in violation of applicable law. Buyer agrees to abide by the confidentiality terms of the Non Disclosure Agreement and any safety rules or rules of conduct reasonably imposed by Seller with respect to such access and any information furnished to it or its representatives pursuant thereto.

(b) Prior to the occurrence of the effective date of a chapter 11 plan with respect to Seller in its Bankruptcy Case, Seller shall use commercially reasonable efforts to facilitate contact between Buyer and the counterparties to the Purchased Contracts, including inter alia for the purposes contemplated by Section 4.1(a), and for Buyer to discuss fundamental operation of the Satellite after the Closing and any changes to the Purchased Contracts related to the operation and use of the Satellite after the Closing to which the parties thereto may agree.

4.2	Investigation by Seller

Prior to the Closing, Buyer shall furnish to Seller such information concerning Buyer as shall be reasonably requested, including all such information as shall be necessary to enable Seller to verify the accuracy of the representations and warranties contained in this Agreement and to verify that the covenants of Buyer contained in this Agreement have been complied with.

4.3	Conduct of Business

Prior to the Closing, except (i) as set forth on Schedule 4.3; (ii) as required or provided by applicable Law; (iii) as otherwise expressly contemplated by this Agreement; or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall use commercially reasonable efforts to:

(a) conduct its business only in the Ordinary Course of Business; and

(b) maintain the Purchased Assets in their current working order and condition, ordinary wear and tear excepted, and perform its obligations under the Purchased Contracts in all material respects.

4.4	Additional Obligations

(a) Prior to the Closing, Seller and Buyer shall:

(i) take all commercially reasonable steps necessary or desirable to satisfy all applicable foreign, domestic, federal, state, provincial and local filing and licensing requirements related to or in connection with the transactions contemplated hereby and obtain all applicable regulatory approvals required to consummate the transactions contemplated hereby, and provide reasonable cooperation to each other Party regarding the same; and

(ii) take all other commercially reasonable steps necessary or desirable to consummate the transactions contemplated hereby.

(b) Without limiting the obligations of Seller and Buyer under Section 4.4(a):

(i) Seller shall promptly submit to DDTC a General Correspondence letter seeking DDTC authorization for the proposed Sale;

(ii) Seller shall use commercially reasonable efforts to effect the filing in proper form with the Bermuda Registrar of Companies and the execution by the appropriate parties, of all documents and forms reasonably necessary to give effect to the release of the Purchased Assets from any Lien registered on the Purchased Assets with the Bermuda Register of Companies.

4.5	Confidentiality and Publicity

(a) Confidentiality. Buyer acknowledges that the confidential information provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby, other than the structural and tax aspects of the transactions, is subject to the terms of the Non Disclosure Agreement, the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and understand that this Agreement (together with the exhibits and schedules attached hereto) and filings containing disclosures relating to the transactions contemplated hereby will be filed with the Bankruptcy

Court pursuant to the Bidding Procedures Order. The parties agree that such disclosure will not be deemed to violate any confidentiality obligations owing to any party to this Agreement, whether pursuant to this Agreement or otherwise. This Section 4.5 shall not in any way limit the disclosure of information by Seller or its affiliates in connection with the administration of the Bankruptcy Case, pursuant to any provision of the Bankruptcy Code or any Order of the Bankruptcy Court.

(b) Disclosure of Tax Structure and Treatment. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Parties are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions described in this Agreement, shall not apply to the tax structure or tax treatment of the transactions described in this Agreement, and each Party (and any employee, representative, or agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transactions described in this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

5.1	Corporate Existence and Qualification

Seller is an entity duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite Bermuda exempted company power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

5.2	Authority, Approval and Enforceability

Except for such authorization as is required by the Bankruptcy Court, Seller has all requisite power and authority to execute and deliver this Agreement and all other documents contemplated hereby or to be executed by Seller in connection with the consummation of the transactions contemplated hereby and thereby (the “Seller Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each Seller Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary Bermuda exempted company actions of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and the entry of the Sale Order) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The Provisional Liquidator has been consulted by Seller prior to entry into this Agreement and has not raised any objection to the consummation of the Sale on the terms of this Agreement.

5.3	Title to Purchased Assets; Purchased Contracts; Satellite Health Reports

(a) Seller owns each of the Purchased Assets free and clear of all Liens, other than Permitted Exceptions, and subject to entry of the Sale Order, Buyer will be vested at the Closing with good title to each of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(b) Seller owns, or has the right to use or receive from SingTel under TTC&M Agreement, all of the equipment, facilities, data and software that are necessary to provide TTC&M for the Satellite substantially in the same manner as currently provided. Seller has made available to Buyer or its representatives true and correct copies of all Purchased Contracts, including all amendments or supplements thereto.

(c) The State of Health Reports for the Satellite for the six month periods ended December 31, 2008 and June 30, 2009 are the only State of Health Reports for the Satellite that have been issued on or prior to the date hereof. Seller has made available to Buyer or its representatives true and correct copies of such State of Health Reports. Such State of Health Reports were complete and correct in all material respects as of their date and there has been no material adverse change in the condition or operation of the Satellite since June 30, 2009. No claims have been made, and Seller has not given notice of any potential claims, under the In-Orbit Insurance Policy.

5.4	Legal Compliance

To Seller’s knowledge, Seller is currently in compliance with each law (including rules and regulations thereunder) of any Governmental Body applicable to the Purchased Assets, except where the failure to be in compliance would not materially impair Seller’s ownership of such Purchased Assets or the ownership of or use by Buyer of the Purchased Assets after the Closing in substantially the same manner as used currently.

5.5	Defaults Under Certain Agreements

Except as set forth in Schedule 5.5, there is no material default (whether monetary or otherwise) under the Purchased Contracts, and, except as set forth in Schedule 5.5, Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by Seller under such contracts.

5.6	No Default or Consents

Except as expressly provided in this Agreement or as set forth in Schedule 5.6, subject to entry of the Sale Order, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

(a) violate or conflict with any of the terms, conditions or provisions of Seller’s organizational or governing documents, as applicable;

(b) subject to required U.S. governmental ITAR approval, violate or conflict with any order or laws of any Governmental Body applicable to Seller or any of the properties or assets of Seller as of the date hereof, except for such violations that would not have an adverse effect on the consummation of the transaction contemplated hereby;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material contract or material Permit applicable to Seller, except for the Purchased Contracts;

(d) result in the creation of any Lien on the Purchased Assets; or

(e) subject to notification of the International Telecommunications Union, require Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Body.

5.7	No Proceedings

Except as set forth in Schedule 5.7, no suit, action or other proceeding is pending or, to Seller’s knowledge, threatened before any Governmental Body seeking to restrain Seller or prohibit its entry into this Agreement or prohibit the Closing, or seeking damages against Seller or any Purchased Assets as a result of the consummation of this Agreement.

5.8	No Sovereign Immunity

Seller does not have any sovereign immunity from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.

5.9	Financial Advisors

Except as set forth on Schedule 5.9, no person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of its affiliates in connection with the transactions contemplated hereby and no person is entitled to any fee or commission or like payment from Buyer in respect thereof.

5.10	Certain Tax Matters

(a) Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Seller) all material Tax returns in connection with the Purchased Assets. All such Tax returns are true, complete and correct in all material respects. All material Taxes owed by Seller (whether or not shown on such Tax returns) relating to the Purchased Assets have been paid. Seller is not currently the beneficiary of any extension of time within which to file any such Tax return relating to the Purchased Assets.

(b) There is no proceeding, audit, claims pending or proposed with respect to any Taxes relating to the Purchased Assets. Seller has not received any written notice from any taxing authority to the effect that such taxing authority intends to conduct an audit or investigation of any Taxes relating to the Purchased Assets. There are no waivers or extensions of, or agreements that have the effect of waiving or extending, any applicable statute of limitations for the assessment or collection of Taxes with respect to the Purchased Assets that remain in effect as of the date hereof.

(c) No taxing authority has asserted in writing any deficiency, claims or issue with respect to Taxes or any adjustment to or assessment of Taxes relating to the Purchased Assets that is currently unresolved.

5.11	No Other Representations or Warranties

Except for the representations and warranties contained in this Article V, neither Seller nor any other person makes any other express or implied representation or warranty with respect to Seller, the Purchased Assets or the transactions contemplated hereby, and Seller disclaims any other representations or warranties, whether made by Seller, its affiliates or any of their respective representatives. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any of its affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any of its affiliates).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

6.1	Corporate Existence and Qualification

Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

6.2	Authority, Approval and Enforceability

Buyer has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the “Buyer Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Buyer Document have been duly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

6.3	No Default or Consents

Except as expressly provided in this Agreement, subject to entry of the Sale Order, to the extent of Buyer’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

(a) violate or conflict with any of the terms, conditions or provisions of Buyer’s organizational or governing documents, as applicable;

(b) violate any legal requirements applicable to Buyer, except for such violations that would not have a material adverse effect on Buyer;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material contract or material Permit applicable to Buyer;

(d) result in the creation of any Lien on any property of Buyer; or

(e) require Buyer to obtain or make any material waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Body.

6.4	No Proceedings

No suit, action or other proceeding is pending or, to Buyer’s knowledge, threatened before any Governmental Body seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking damages against Buyer or its assets as a result of the consummation of this Agreement.

6.5	No Sovereign Immunity

Buyer does not have any sovereign immunity from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.

6.6	Financial Advisors

Other than Amnon Carr Business Advisory Services LLC, no person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or any of its affiliates in connection with the transactions contemplated hereby and no person is entitled to any fee or commission or like payment in respect thereof.

6.7	Financial Capability

Buyer (a) has, and will maintain from the date hereof through and including the Closing, sufficient internal funds to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated hereby in full in immediately available funds, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (c) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

6.8	Condition of Business

Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto as supplemented or amended), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is “ and, as to condition, “as is “ basis. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Schedules hereto as supplemented or amended). Buyer further represents that neither Seller nor any of its affiliates nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets, Seller or Seller’s business or the transactions contemplated hereby not expressly set forth in this Agreement, and none of Seller or any of its affiliates or representatives will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to Seller’s business or other publications or data room information provided to Buyer or its any of its affiliates or representatives, or any other document or information in any form provided to Buyer or any of its affiliates or representatives in connection with the sale of the Business and the transactions contemplated hereby, other than the Seller’s representation and warranties set forth in Article V. Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of Seller’s business and, in making the determination to proceed with the transactions contemplated hereby, Buyer has relied on the results of its own independent investigation, it being understood that the Buyer is not making any statement regarding the adequacy or accuracy of information delivered to it by or on behalf of Seller.

ARTICLE VII

CONDITIONS TO SELLER’S AND BUYER’S OBLIGATIONS

7.1	Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated hereby are subject, at the option of Seller, to the satisfaction by Buyer, or waiver by Seller, of the following conditions, all as determined by Seller in its sole discretion:

(a) all of the representations and warranties of Buyer contained in Article VI shall be true and correct in all material respects on and as of the Closing;

(b) Buyer shall have performed and complied with its respective obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date in all material respects;

(c) Buyer shall have delivered to Seller all of the items set forth in Section 3.3;

(d) there shall not have been any event, circumstance, change or effect after the execution and delivery of this Agreement that has a material adverse effect on Buyer’s ability to perform under this Agreement; and

(e) the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect.

7.2	Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated hereby are subject, at the option of Buyer, to the satisfaction by Seller, or waiver by Buyer, of the following conditions, all as determined by Buyer in its sole discretion:

(a) all of the representations and warranties of Seller contained in Article V shall be true and correct in all material respects on and as of the Closing;

(b) Seller shall have performed and complied with its respective obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in all material respects;

(c) Seller shall have delivered to Buyer all of the items set forth in Section 3.2;

(d) the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect;

(e) Buyer shall have received, in proper form for filing with the Bermuda Registrar of Companies and executed by the appropriate parties, all documents and forms reasonably necessary to give effect to the release of the Purchased Assets from any Lien registered on the Purchased Assets with the Bermuda Registrar of Companies;

(f) no action suit or proceeding shall have been instituted in any jurisdiction outside the United States and Bermuda that is reasonably expected to result in an order enjoining the consummation of the Sale on the terms of this Agreement;

(g) Seller shall have obtained and shall have provided Buyer a copy of a letter from the Provisional Liquidator which confirms that he has been consulted prior to entry into this Agreement and does not object to the consummation of the Sale on the terms of this Agreement; and

(h) Seller shall have received DDTC approval of its General Correspondence request seeking DDTC authorization for the proposed Sale.

ARTICLE VIII

BANKRUPTCY COURT MATTERS

8.1	Bankruptcy Court Filings

Each of the Parties agrees that it will promptly take such actions as are necessary or reasonably appropriate in obtaining entry of the Sale Order within the timetable set forth in the Bidding Procedures Order, including Buyer taking such actions as are reasonably requested by Seller for a finding by Bankruptcy Court of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed, the Parties shall promptly defend such appeal with reasonable diligence.

ARTICLE IX

TAXES

9.1	Transfer Taxes

Buyer shall be responsible for any sales, use, stamp, documentary stamp, filing, recording, transfer, real property transfer, conveyance, registration or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the sale of the Purchased Assets contemplated hereby (“Transfer Taxes”) up to $50,000 in the aggregate and any Transfer Taxes in excess of that amount shall be borne equally by Seller and Buyer. The Party so required under applicable law shall file all necessary tax returns and other documentation in respect of Transfer Taxes. The Parties shall use commercially reasonable efforts to mitigate Transfer Taxes and shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes. To the extent any Party is required to pay (or is assessed for payment of) Transfer Taxes in excess of the amount for which such other Party is responsible under this Section 9.1, the other Party shall promptly reimburse such Party.

9.2	Purchase Price Allocation

Seller and Buyer shall allocate the Purchase Price (which, for purposes of this section, includes the Assumed Liabilities) among the Purchased Assets as specified in Schedule 9.2 and, in accordance with such allocation, Buyer shall prepare and deliver to Seller copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”). The Purchase Price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last revised statements, provided by Buyer to Seller, and, if applicable, all income tax returns and reports filed by Buyer and Seller shall be prepared consistently with such allocation.

ARTICLE X

MISCELLANEOUS

10.1	Nonsurvival of Representations, Warranties and Covenants

All representations, warranties, covenants and agreements of the Parties made herein or in any other agreement delivered pursuant to this Agreement shall not survive beyond the

Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party or any of its officers, directors, employees, agents or affiliates; provided, however, that all covenants and agreements, which, by their terms, contemplate performance after the Closing, shall survive in accordance with their terms.

10.2	Injunctive Relief

Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 10.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

10.3	Further Assurances; Guarantee

Following the Closing, each of the Parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto in order to consummate the transactions contemplated hereby.

10.4	Expenses

Except as otherwise provided in this Agreement, each of Seller and Buyer shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.5	Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to the other (herein called “Notice”) shall be in writing and delivered and addressed as follows:

If to Buyer:

Intelsat Subsidiary Holding Company, Ltd.
Wellesley House North – 2nd Floor
90 Pitts Bay Road
Penbroke HM 08
Bermuda
Facsimile:	1 441 294 1654
Telephone:	1 441 292 8300
Attention:	Andrew Stimson

With copies (which shall not constitute Notice) to:

Intelsat (Bermuda), Ltd.
Wellesley House North – 2nd Floor
90 Pitts Bay Road
Penbroke HM 08
Bermuda
Facsimile:	1 441 294 1654
Telephone:	1 441 292 8300
Attention:	Phillip L. Spector, Executive Vice President,
Business Development and General Counsel

If to Seller:

ProtoStar I Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM EX, Bermuda
Facsimile:	1 441 298 3435
Attention:	Dawn Antoine

With a copy (which shall not constitute Notice) to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Facsimile:	(212) 530-5219
Attention:	Matthew S. Barr
John D. Franchini

Each of the above addresses for Notice purposes may be changed by providing appropriate Notice hereunder. Notice shall be effective only upon actual receipt.

10.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, exclusive of that jurisdiction’s conflict of law rules that would require the application of the laws of another jurisdiction, except as may be governed by the Bankruptcy Code. The provisions of the United Nations Convention for the International Sale of Goods shall not be applicable to this Agreement.

10.7	Submission to Jurisdiction; Consent to Service of Process

(a) Jurisdiction and Venue. Without limiting the right of any Party to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.5; provided, however, that if the Bankruptcy Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the

United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Service of Process. Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.5.

10.8	Entire Agreement; Amendments and Waivers

(a) Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto, which are incorporated herein by reference, the Ancillary Agreements and the Non Disclosure Agreement constitute the entire agreement between and between the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof or thereof except as set forth specifically herein or therein or contemplated hereby or thereby.

(b) Amendment and Waiver. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.9	Binding Effect and Assignment; Severability; Non-Recourse; Bankruptcy Court Approval

(a) Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(c) Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of Seller shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.

(d) Approval of Bankruptcy Court. Notwithstanding anything herein to the contrary, all of Seller’s obligations under this Agreement are subject to approval of the Bankruptcy Court.

10.10	Multiple Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11	References and Construction

(a) Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person may require.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

INTELSAT SUBSIDIARY HOLDING COMPANY, LTD.

By:
Name:
Title:

PROTOSTAR I LTD.

By:
Name:
Title:

EXHIBIT 1

Form of Seller’s Officer’s Certificate

Pursuant to Section 3.2 of the Purchase Agreement, dated as of [            ], by and between ProtoStar I Ltd. (“Seller”) and [BUYER] (the “Agreement”), the undersigned, [NAME OF OFFICER], does hereby certify that [she/he] is [the/a] [TITLE] of Seller, and in [her/his] capacity as [the/a] [TITLE] of Seller hereby certifies, on behalf of Seller, that:

1.	All of the representations and warranties of Seller contained in Article V of the Agreement are true and correct in all material respects as of the date hereof; and

2.	The obligations and covenants required by the Agreement to be performed or complied with by Seller on or prior to the date hereof have been duly performed or complied with in all material respects.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed on and as of the      day of                     , 2009.

[NAME]
[TITLE]

EXHIBIT 2

Form of Buyer’s Officer’s Certificate

Pursuant to Section 3.3 of the Purchase Agreement, dated as of [            ], by and between ProtoStar I Ltd. and [BUYER] (the “Agreement”), the undersigned, [NAME OF OFFICER], does hereby certify that [she/he] is [the/a] [TITLE] of [BUYER] (“Buyer”), and in [her/his] capacity as [the/a] [TITLE] of Buyer hereby certifies, on behalf of Buyer, that:

1.	All of the representations and warranties of Buyer contained in Article VI of the Agreement are true and correct in all material respects as of the date hereof; and

2.	The obligations and covenants required by the Agreement to be performed or complied with by Buyer on or prior to the date hereof have been duly performed or complied with in all material respects.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed on and as of the      day of                     , 2009.

[NAME]
[TITLE]